Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports First Quarter 2026 Results and Stock Price
LAKELAND, Fla., May 1, 2026 Publix’s sales for the three months ended March 28, 2026 were $16.1 billion, a 2% increase from $15.8 billion in 2025. The increase in sales for the three months ended March 28, 2026 compared to the three months ended March 29, 2025 was lower due to the impact of the Medicare maximum fair price (MFP) change effective January 1, 2026 which reduced drug prices for 10 drugs. The impact of the MFP change resulted in a decrease in sales. Comparable store sales for the three months ended March 28, 2026 remained unchanged.
Net earnings for the three months ended March 28, 2026 were $794 million, compared to $1 billion in 2025, a decrease of 21.5%. Earnings per share for the three months ended March 28, 2026 decreased to $0.25 per share, down from $0.31 per share in 2025. Excluding the impact of net unrealized losses on equity securities in 2026 and 2025, net earnings for the three months ended March 28, 2026 would have been $1.1 billion, compared to $1.2 billion in 2025, a decrease of 3%. Earnings per share for the three months ended March 28, 2026 and March 29, 2025 would have been $0.36 per share.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective May 1, 2026, Publix’s stock price increased from $19.65 per share to $20.45 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“Our associates are the foundation of everything we do,” said Publix CEO Kevin Murphy. “They deliver exceptional service to our customers and make a meaningful difference in the communities we serve every day.”

Non-GAAP Financial Measures
In addition to reporting financial results for the three months ended March 28, 2026 and March 29, 2025 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended March 28, 2026 and March 29, 2025:

	Three Months Ended
	March 28, 2026	March 29, 2025
	(Amounts are in millions, except per share amounts)
Net earnings	$794	1,011
Fair value adjustment, due to net unrealized loss, on equity securities held at end of period	467	223
Income tax benefit (1)	(119)	(57)
Net earnings excluding impact of fair value adjustment	$1,142	1,177
Weighted average shares outstanding	3,215	3,258
Earnings per share excluding impact of fair value adjustment	$0.36	0.36
(1)    Income tax benefit is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,434 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 29 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###